Exhibit 99.1

Contacts: Rajesh C. Shrotriya, M.D. Chairman, CEO and President Spectrum Pharmaceuticals, Inc. (949) 743-9295	Russell Skibsted SVP & Chief Business Officer Spectrum Pharmaceuticals 949-788-6700

Spectrum Pharmaceuticals Reports Second Quarter

2006 Financial Results

Conference Call Today, Tuesday, August 8, 2006

At 5:00 PM Eastern Time (2:00 PM Pacific Time)

The conference call may be accessed by dialing 800-295-4740 for domestic callers and 617-614-3925 for international callers. The participant passcode for the conference call is 90070708.

Available by webcast at www.spectrumpharm.com

IRVINE, Calif., August 8, 2006—Spectrum Pharmaceuticals, Inc. (NASDAQ: SPPI) today reported results for the second quarter ended June 30, 2006.

For the second quarter of 2006, Spectrum Pharmaceuticals recorded a net loss of approximately $9.0 million, or $0.37 per share (including a non-cash stock-based charge of approximately $4.2 million), compared to a net loss of approximately $4.6 million, or $0.30 per share in the second quarter of 2005. The net cash used in operations for the second quarter of 2006 was approximately $5.3 million compared to approximately $4.2 million for the second quarter of 2005. The Company had cash, cash equivalents and marketable securities of approximately $55 million as of June 30, 2006 and approximately 24.5 million shares of common stock outstanding as of August 4, 2006.

“Spectrum’s risk-reduced business model is built around a diverse portfolio of promising early and late stage drug candidates and the right mix of internal and partner expertise that enables us to execute on development and future commercialization for each,” stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals. “In the first half of this year, we and our partners made progress in driving four of our late-stage drug candidates forward in the development process. We are now looking forward to announcing a number of important near-term milestones and key events over the coming months, including final data from the Phase 3 study and subsequent completion of the rolling NDA for satraplatin, and the initiation of a Phase 3 trial for our proprietary drug candidate, EOquin™.”

Spectrum reported no revenues for the quarter ended June 30, 2006 compared to $240,000 of revenues in the quarter ended June 30, 2005. Research and development expenses increased by approximately $0.6 million, from approximately $3.4 million in the three-month period ended June 30, 2005 to approximately $4.0 million in the three-month period ended June 30, 2006, due to the expanded scope of the Company’s research and development activities, including an increase in the number of personnel in preparation for a Phase 3 trial in late 2006 for EOquin™. General and administrative expenses increased slightly by approximately $0.1 million, from approximately $1.4 million in the three-month period ended June 30, 2005 to approximately $1.5 million in the three-month period ended June 30, 2006.

Stock-based charges increased by approximately $4.1 million; from $36,000 in the three-month period ended June 30, 2005 to approximately $4.2 million in the three-month period ended June 30, 2006. $0.7 million of the stock-based charge for the three-month period ended June 30, 2006 was the result of our adoption of SFAS 123(R), effective January 1, 2006. Also in the three-month period ended June 30, 2006, we recorded a stock-based charge of approximately $2.7 million in connection with the acquisition of the oncology assets of Targent, Inc. and approximately $0.6 million in connection with a payment to Altair Nanotechnologies, Inc., the licensor of RenaZorb™, of a milestone pursuant to our license agreement and additional amounts for transfer of technology related to formulation improvements to RenaZorb™.

Other income increased in the quarter by approximately $0.4 million, attributable to significantly higher average interest rates and balances of investable funds.

Business Update

Satraplatin

•	Satraplatin is currently in a Phase 3 registrational trial being conducted and funded by our partner GPC Biotech for second-line chemotherapy for hormone-refractory prostate cancer.
•	Unlike other platinum drugs on the market, satraplatin is designed to be the first that is orally bioavailable for increased patient convenience and compliance.
•	Final study results are expected in Fall 2006.
•	In December 2005, a rolling new drug application (NDA) filing was commenced with the Food and Drug Administration (FDA). Completion of the NDA filing is expected by the end of 2006.
•	Other trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in various other cancers are underway or planned.

LFA (levofolinic acid)

•	LFA, the pure active isomer of calcium leucovorin, a component of “standard of care” 5-fluorouracil (5-FU) containing regimens for the treatment of colorectal cancer and other malignancies, was acquired from Targent in the first quarter of 2006.
•	Two NDAs have already been filed with the FDA and the Oncology Drug Advisory Committee of the FDA has recommended approval.
•	Spectrum expects to respond in early 2007 to certain chemistry and manufacturing questions raised by the FDA during the review of the NDAs.

EOquin™

•	Spectrum is currently working with the FDA to obtain a Special Protocol Assessment for a Phase 3 clinical study of EOquin™, a drug candidate for treatment of superficial bladder cancer.
•	The company is currently conducting a small pilot study in twenty patients, and expects to initiate the Phase 3 trial in the U.S. in late 2006.
•	While Spectrum intends to retain its rights in North America to EOquin™, the company is seeking a development partner outside North America, especially for Europe and Japan.

Ozarelix

•	Spectrum recently released some encouraging data from its Phase 2 trial of ozarelix for treatment of hormone-dependent prostate cancer (HDPC).
•	Spectrum expects complete results from this HDPC trial and the phase 2 trial in benign prostatic hypertrophy (BPH), in the fourth quarter of 2006. Also, Spectrum plans to initiate a study in healthy female volunteers for endometriosis in Europe in the second half of 2006.
•	A license and collaboration agreement has been signed with Nippon Kayaku for the Japanese oncology market, for which Spectrum is entitled to receive fifty percent of the upfront, milestone and royalty payments.

Par Pharmaceutical Alliance

•	Spectrum formed a strategic alliance with PAR Pharmaceutical for sales and distribution of its generic drug portfolio, a potential non-dilutive form of financing for the company.
•	The company expects to receive milestone payments from Par for product regulatory approvals over the next eighteen months.
•	PAR is providing financial and legal support, including the payment of all legal expenses going forward, for the paragraph IV patent litigation for sumatriptan injection, one of Spectrum’s near-term generic revenue drivers. A trial date is scheduled for November 14, 2006.

2006 and 2007 Anticipated Events and Milestones:

■	Announce full analysis of the pivotal Phase 3 clinical trial data for satraplatin – Fall 2006
■	GPC Biotech to complete the rolling NDA filing for satraplatin in the U.S. – Fourth Quarter 2006
■	Present complete results from the Phase 2 ozarelix trial in HDPC and BPH—Fourth Quarter 2006
■	Initiate Phase 3 trial in the U.S. for EOquin™—Fourth Quarter 2006
■	Patent trial on sumatriptan injection – Fourth Quarter 2006
■	File Satraplatin regulatory filing in EU—First Quarter 2007
■	Respond to certain chemistry and manufacturing questions raised by the FDA on LFA – First Quarter 2007

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals opportunistically acquires and advances a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drug candidates with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking Statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, that Spectrum’s risk-reduced business model is built around a diverse portfolio of promising early and late stage drug candidates and the right mix of internal and partner expertise that enables it to execute on development and future commercialization for each, that satraplatin will increase patient convenience and compliance, that other trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in various other cancers will be initiated, that Spectrum will obtain a Special Protocol Assessment for a Phase 3 clinical study of EOquin™, that the Company will obtain a development partner for EOquin™ outside North America especially for Europe and Japan, that Spectrum will initiate a study in healthy female volunteers for ozarelix in endometriosis in Europe in the second half of 2006, that Spectrum will receive fifty percent of the upfront, milestone and royalty payments from the ozarelix agreement for Japan, that the Company’s generic drug portfolio will be a non-dilutive form of financing for the Company, that the Company will receive milestone payments from Par for product regulatory approvals over the next eighteen months, announcement of the full analysis of Phase 3 clinical trial data for satraplatin – Fall 2006, completion of the rolling NDA filing for satraplatin in the U.S. – Fourth Quarter 2006, presentation of complete results from the Phase 2 ozarelix trial in HDPC and BPH—Fourth Quarter 2006, initiation of Phase 3 trial in the U.S. for EOquin™—Fourth Quarter 2006, patent trial on sumatriptan injection – Fourth Quarter 2006, satraplatin regulatory filing in EU—First Quarter 2007, Spectrum response to certain chemistry and manufacturing questions raised by the FDA on LFA – First Quarter and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the uncertainties involved in and unpredictability of litigation, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

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SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$—	$240	$—	$240

Operating expenses:
Cost of product sold	—	221	—	221
Research and development	4,028	3,373	7,751	7,082
General and administrative	1,468	1,437	2,863	2,555
Stock-based charges	4,180	36	5,568	694

Total operating expenses	9,676	5,067	16,182	10,552

Loss from operations	(9,676)	(4,827)	(16,182)	(10,312)
Other income, net	658	275	1,289	489

Net loss before minority interest in consolidated subsidiary	(9,018)	(4,552)	(14,893)	(9,823)
Minority interest in net loss of consolidated subsidiary	—	$2	2	4

Net loss	$(9,018)	$(4,550)	$(14,891)	$(9,819)

Basic and diluted net loss per share	$(0.37)	$(0.30)	$(0.62)	$(0.65)

Basic and diluted weighted average common shares outstanding	24,231,045	15,353,938	23,930,671	15,243,965

Supplemental Information
Stock-based charges—Components:
Research and development	$3,885	$16	$4,786	$654
General and administrative	$296	$20	$782	$40
Total stock based charges	$4,181	$36	$5,568	$694

Summary Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2006	December 31, 2005
Cash, cash equivalents and marketable securities	$54,909	$63,667
Accounts Receivable	237	287
Inventory	109	58
Other current assets	582	373

Total current assets	55,837	64,385
Property and equipment, net and other assets	776	690

Total assets	$56,613	$65,075

Total liabilities	$4,570	$4,069
Minority Interest	21	23
Stockholders’ equity	52,022	60,983

Total liabilities and stockholders’ equity	$56,613	$65,075